Exhibit 5.2

Troutman Pepper Hamilton Sanders LLP 875 Third Avenue
New York, New York 10022

troutman.com

December 14, 2022

Lucy Scientific Discovery Inc.

301-1321 Blanshard Street
Victoria, British Columbia V8W 0B6 Canada

Re:	Lucy Scientific Discovery Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special U.S. counsel to Lucy Scientific Discovery Inc., a British Columbia corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1, Registration No. 333-262296, under the Securities Act of 1933, as amended (the “Securities Act”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on January 21, 2021, as thereafter amended or supplemented (the “Registration Statement”). The Registration Statement relates to the registration of the proposed offer and sale of (i) up to 2,300,000 common shares, no par value (the “Common Shares”), and (ii) warrants (the “Representative’s Warrants”) to purchase up to 115,000 Common Shares to be issued to WestPark Capital, Inc., as representative of the underwriters as compensation for its services pursuant to an underwriting agreement to be entered into by and between the Company and the underwriters, substantially in the form filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).

In rendering the opinions set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Amended and Restated Articles of Incorporation of the Company, (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement and related matters, (iii) the Registration Statement and all exhibits thereto, (iv) the form of Underwriting Agreement to be entered into with the Underwriter, (v) the form of the Representative’s Warrants, and (vi) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York.

December 14, 2022

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that the Representative’s Warrants, when executed, issued and delivered by the Company in accordance with the Underwriting Agreement and in a manner described in the Registration Statement, the Representative’s Warrants will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to (1) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, fraudulent obligation, moratorium or other similar laws affecting generally the enforceability of creditors’ rights and remedies or the collection of debtor’s obligations from time to time in effect, and (2) general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, including the application of principles of good faith, fair dealing, course of dealing, course of performance, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles, or other law relating to or affecting creditors’ rights generally and general principles of equity.

In addition, in rendering the foregoing opinion we have assumed that:

A. The Company (i) is duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of incorporation, (ii) has requisite legal status and legal capacity under the laws of the jurisdiction of its incorporation and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its incorporation in connection with the transactions contemplated by, and the performance of its obligations under, the Underwriting Agreement.

B. The Company has the corporate power and authority to execute, deliver and perform all its obligations under the Underwriting Agreement.

C. Neither the execution and delivery by the Company of the Underwriting Agreement, nor the performance by the Company of its obligations thereunder: (i) conflict or will conflict with the Amended and Restated Articles of Incorporation of the Company, (ii) contravene or will contravene any order or decree of any governmental authority to which the Company or its property is subject or (iii) violate or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the laws of the State of New York).

D A or prior to the time of the delivery of the Representative’s Warrants, (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded and (ii) there shall not have occurred any change in law affecting the validity or enforceability of the Representative’s Warrants.

E. (i) The terms of any security whose terms are established subsequent to the date hereof and the issuance, execution, delivery and performance by the Company of any such security (a) require no action by or in respect of, or filing with, any governmental body, agency or official and (b) do not contravene, or constitute a default under, any provision of applicable law or public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company and (ii) the Underwriting Agreement will be governed by the laws of the State of New York.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP
Troutman Pepper Hamilton Sanders LLP